Exhibit 99.3

Dear Valued Partner,

Today, we announced an exciting new strategic combination with General Mills in which Annie’s will become part of General Mills’ natural and organic business. We are excited about this opportunity and believe strongly that it is the right next step in the company’s development.

With General Mills’ support, Annie’s will remain committed to our mission: to cultivate a healthier and happier world by spreading goodness through nourishing foods, honest words and conduct that is considerate and forever kind to the planet. Authentic roots, great tasting products, high quality organic and natural ingredients, and sustainable business practices will continue to be the cornerstones of our brand.

With General Mills behind us, we will have the scale and resources to invest more heavily in the growth of the Annie’s business, expanding the reach and breadth of our high quality, great tasting organic and natural products. This should also mean more opportunity.

We greatly value our partnership with you. Until the transaction closes, it will be business as usual, and we will give as much notice as possible of any changes you should know about once it is completed.

I’ve attached today’s press release with more details. If you have any questions, please let me know.

Again, we’re excited about this opportunity and thank you for your continued partnership and commitment to Annie’s.

Sincerely,

XX

Notice to Investors

The tender offer described herein has not yet been commenced. The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell securities of Annie’s. At the time the tender offer is commenced, General Mills and its wholly owned subsidiary intend to file a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and Annie’s intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. General Mills, its wholly owned subsidiary and Annie’s intend to mail these documents to the stockholders of Annie’s. These documents will contain important information about the tender offer and stockholders of Annie’s are urged to read them carefully when they become available. Stockholders of Annie’s will be able to obtain a free copy of these documents (when they become available) and other documents filed by Annie’s or General Mills with the SEC at the website maintained by the SEC at www.sec.gov.

In addition, the Schedule TO and related exhibits, including the offer to purchase, forms of letters of transmittal, and other related tender offer documents may be obtained (when available) for free by contacting General Mills at Number One General Mills Boulevard, Minneapolis, Minnesota 55426 and the Schedule 14D-9 may be obtained (when available) for free by contacting Annie’s at 1610 Fifth Street, Berkeley, California 94710.